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                                  EXHIBIT 11
                       WALNUT FINANCIAL SERVICES, INC.
                       -------------------------------
               Statement re: Calculation of Per Share Earnings





                                     Nine months ended September 30,             Three months ended September 30,
                                      1996                    1995                   1996                1995
                               ----------------           ---------------     -----------------        ---------------
Net income (loss)             $      363,383            $     (270,572)         $       (915,932)         $   2,330,296
Shares:
Weighted average number
of shares of common stock
outstanding                       14,122,549                12,404,457                14,616,687             13,605,250
Shares issuable upon
exercise of dilutive
options and warrants                 342,973                         0                   130,145                762,610
                              --------------            --------------          -----------------         -------------
          Total                   14,465,522                12,404,457                14,746,832(1)          14,367,860
                              ==============            ==============          =================         =============
Income (loss) per share of
       common stock           $         0.03            $        (0.02)        $           (0.06)                  0.16
                              ==============            ==============         =================          =============


        (1) The results of this calculation for the three month period ending September 30, 1996 are antidilutive and, as such, are not presented on the Condensed Consolidated Statements of Operations. The weighted average shares used in the calculation for per share earnings for the three months ended September 30, 1996 are 14,616,687.

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